Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

May 22, 2013

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

Re:	Total System Services, Inc. Senior Notes

Ladies and Gentlemen:

We have acted as counsel for Total System Services, Inc., a Georgia corporation (“TSYS”), in connection with the offering by TSYS of $550,000,000 aggregate principal amount of TSYS’ 2.375% Senior Notes due 2018 and $550,000,000 aggregate principal amount of TSYS’ 3.750% Senior Notes due 2023 (collectively, the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-188453) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated May 8, 2013 (the “Base Prospectus”), and a Prospectus Supplement relating to the Notes, dated May 15, 2013 (the “Prospectus Supplement” and collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of certain officers of TSYS.

We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture dated as of May 22, 2013 (the “Indenture”), between TSYS and Wells Fargo Bank, National Association, as the trustee (the “Trustee”), has been duly authorized by all requisite action by the Trustee, and that the Indenture is a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

Total System Services, Inc.

May 22, 2013

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the States of Georgia and New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that the Notes, upon the issuance and sale thereof as described in the Prospectus and, when executed and delivered by TSYS and duly authenticated by the Trustee in accordance with the terms of the Indenture, will be (x) validly issued and binding obligations of TSYS, enforceable against TSYS in accordance with their terms and (y) entitled to the benefits of the Indenture.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally, and the effects of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of TSYS in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K that you will file on May 22, 2013 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement.

/s/ King & Spalding LLP